Exhibit 99.1

MedAvail Receives Nasdaq Notification of Non-Compliance Related
to Delayed Quarterly Report on Form 10-Q

PHOENIX, Ariz. GlobeNewswire – November 17, 2023 – MedAvail Holdings, Inc. (Nasdaq: MDVL) (“MedAvail” or the “Company”), an innovative pharmacy technology company, announced today that on November 16, 2023, the Company received a delinquency notification letter from the Listing Qualifications Department of the Nasdaq Stock Market indicating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of its failure to have timely filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 with the Securities and Exchange Commission.

The delinquency notification letter provides that, under Nasdaq rules, the Company now has 60 calendar days to submit to Nasdaq a plan to regain compliance in accordance with Nasdaq’s listing requirements. If the Company’s plan is accepted, Nasdaq may grant the Company up to 180 days, or until May 13, 2024, for the Company to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel. The delinquency notification letter has no immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market.

About MedAvail

MedAvail Holdings, Inc. (NASDAQ: MDVL) is a pharmacy technology company, providing turnkey, in-clinic pharmacy services through its proprietary robotic dispensing technology, the MedAvail MedCenter®. The MedCenter is currently in use in both the primary care and urgent care settings, as well as Federally Qualified Health Centers (FQHCs). MedAvail promotes patient drug adherence, resulting in better health outcomes. Learn more at www.medavail.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including with respect to the Company’s anticipated filing of the Form 10-Q. No assurance can be given that the Form 10-Q will be filed within 60 days, or that Nasdaq will continue to list the Company’s common stock if the Company fails to timely regain compliance with Nasdaq’s listing rules. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, those risks and uncertainties in MedAvail’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, MedAvail’s Quarterly Reports on Form 10-Q, and MedAvail’s other reports and filings made with the Securities and Exchange Commission. If any of these risks materialize or the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and MedAvail undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:
Investor Relations
Steven Halper/Caroline Paul
Managing Directors, LifeSci Advisors
ir@medavail.com

SOURCE MedAvail Holdings, Inc.
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